SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             ESKIMO PIE CORPORATION
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                          [ESKIMO PIE CORPORATION LOGO]




                                 March 31, 1999





Dear Shareholder:

           You are cordially invited to attend the Annual Meeting of Shareholders to be held on Wednesday, May 12, 1999, at 10:00 a.m. in the Auditorium of the Crestar Center, 919 East Main Street, Richmond, Virginia. A formal notice of the meeting, together with a proxy statement and proxy form, is enclosed with this letter. As you will see from the notice, you will be asked to elect seven directors to serve until the next Annual Meeting and to ratify the designation of auditors for 1999. In addition to the formal agenda, we expect to report on the Company's business activities and to answer any questions you might have.

           We would appreciate your voting, signing, dating and promptly returning the enclosed proxy in the enclosed postage-paid envelope. By doing so, you will be sure that your shares will be represented and voted at the meeting. If you attend the meeting, you may revoke your proxy and vote in person.

           We look forward to seeing you if you are able to attend. Whether or not you attend, we hope you will enjoy our products and recommend them to your friends.

                                   Sincerely,

                                   /s/ Arnold H. Dreyfuss


                                   Arnold H. Dreyfuss
                                   Chairman of the Board

                             ESKIMO PIE CORPORATION



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



                       TO BE HELD WEDNESDAY, May 12, 1999


           The Annual Meeting of Shareholders of Eskimo Pie Corporation (the "Company") will be held on May 12, 1999, at 10:00 a.m. in the Auditorium of the Crestar Center, 919 East Main Street, Richmond, Virginia for the following purposes:

1. To elect seven directors to serve until the 2000 Annual Meeting of Shareholders,

2. To ratify the appointment of Ernst & Young LLP as independent auditors for the current fiscal year, and

3. To transact such other business as may properly come before the meeting or any adjournments thereof.


           The Board of Directors has fixed the close of business on March 26, 1999 as the record date for determination of shareholders entitled to notice of and to vote at the meeting and any adjournments thereof.

                                   By Order of the Board of Directors,

                                   /s/ Thomas M. Mishoe, Jr.

                                   Thomas M. Mishoe, Jr.
                                   Chief Financial Officer, Vice President,
                                   Treasurer and Corporate Secretary


March 31, 1999


Please complete and return the enclosed proxy. If you attend the meeting in person, you may withdraw your proxy and vote your own shares.


               901 Moorefield Park Drive, Richmond, Virginia 23236

                             ESKIMO PIE CORPORATION

                            901 Moorefield Park Drive
                            Richmond, Virginia 23236
                          ----------------------------

                                 PROXY STATEMENT
                          ----------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                  May 12, 1999

General

           The enclosed proxy is solicited by the Board of Directors of Eskimo Pie Corporation (the "Company") for the Annual Meeting of Shareholders ("Annual Meeting") of the Company to be held Wednesday, May 12, 1999, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders or any adjournment or adjournments thereof. Shareholders may revoke proxies at any time prior to their exercise by written notice to the Company, by submitting a proxy bearing a later date, or by attending the Annual Meeting and requesting to vote in person.

           The Company will pay all costs for this proxy solicitation. Proxies are being solicited by mail and may also be solicited personally by telephone or telegraph, by directors, officers and employees of the Company. The Company may reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of the Company's Common Stock.

           The  approximate   mailing  date  of  this  Proxy  Statement  ("Proxy
Statement") and the accompanying proxy form is March 31, 1999.


Voting Rights

           Only those shareholders of record at the close of business on March 26, 1999 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. The number of shares of the Company's Common Stock outstanding and entitled to vote as of the record date was 3,462,796. A majority of the shares outstanding and entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business.

           With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees receiving a plurality of the votes cast will be elected directors; therefore, votes withheld will have no effect. Generally, in other matters including the ratification of auditors, an affirmative vote of a majority of the shares present and entitled to vote is required for passage. Abstentions and broker non-votes (shares held by brokers for customers which may not be voted on certain matters because the broker has not received specific instructions from the customer) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. With respect to such other matters, abstentions are counted in the tabulation of the votes cast on such other proposals presented to shareholders, and therefore, abstentions in such other matters have the effect of a vote against such matters; whereas, broker non-votes are not counted for purposes of determining whether a proposal has been approved and therefore have no effect. Security Ownership of Certain Beneficial Owners and Management

           The following table sets forth, as of February 12, 1999 the number and percentage of shares of the Company's Common Stock held by persons known to the Company to be the owners of more than five percent of the Company's issued and outstanding Common Stock, each of the Company's directors and nominees for director, the executive officers named in the Summary Compensation Table, and all of the Company's directors and executive officers as a group:

                                                        Amount and Nature of                  Percent of
                                                        Beneficial Ownership                 Common Stock
Name and Address of Beneficial Owner                     of Common Stock(1)                   Outstanding
------------------------------------                     ------------------                   -----------
Yogen Fruz World-Wide, Inc. (2)                                587,700                          17.0%
   Toronto, Canada

Peak Management, Inc. (3)                                      369,600                          10.7%
   Boston, Massachusetts

Matrix Asset Advisors, Inc. (4)                                278,400                           8.0%
   New York, New York

Gabelli Funds, Inc. (5)                                        254,190                           7.3%
   Rye, New York

Arnold H. Dreyfuss                                              25,741  (6)(7)(8)                   *
   Richmond, Virginia

Kimberly P. Ferryman                                            13,347  (7)(8)                      *
   Richmond, Virginia

Wilson H. Flohr, Jr.                                             9,043  (6)(9)                      *
   Richmond, Virginia

Craig L. Hettrich                                                3,000  (7)                         *
   Richmond, Virginia

F. Claiborne Johnston, Jr.                                       3,100  (6)(10)                     *
   Richmond, Virginia

V. Stephen Kangisser                                             7,504  (7)(8)                      *
   Richmond, Virginia

David B. Kewer                                                  53,611  (7)(8)                   1.5%
    Richmond, Virginia

Daniel J. Ludeman                                                6,522  (6)                         *
    Richmond, Virginia



                                                        Amount and Nature of                  Percent of
                                                        Beneficial Ownership                 Common Stock
Name and Address of Beneficial Owner                     of Common Stock(1)                   Outstanding
------------------------------------                     ------------------                   -----------

Judith B. McBee                                                  3,043  (6)                         *
   Richmond, Virginia

Thomas M. Mishoe, Jr.                                           13,088  (7)(8)                      *
   Richmond, Virginia

Robert C. Sledd                                                  1,416  (6)                         *
   Richmond, Virginia

All Directors and Executive Officers                           143,657  (6)(7)(8)                  4.0%
as a Group  (12 persons)
----------------------------------------

* Beneficial ownership does not exceed one percent of the outstanding shares of Common Stock.

(1) Except to the extent that shares may be held in joint tenancy with a spouse or as otherwise indicated, each director or executive officer has sole voting and investment power with respect to the shares shown. The beneficial ownership shown for the four shareholders, other than directors and executive officers of the Company, is based upon the most recent filings received by the Company for such shareholders pursuant to
       Section 13(d) of the Securities Exchange Act of 1934 (Exchange Act).

(2) The Schedule 13D, dated December 10, 1998, filed by Yogen Fruz World-Wide Inc. (Yogen Fruz), as amended by Amendment No. 1 December 16, 1998, states that Yogen Fruz acquired the shares of the Company's Common Stock reflected in the filing with view toward acquiring control of, and ultimately the entire equity interest in, the Company and/or effecting a change in the Board of Directors to facilitate the acquisition of the Company.

(3) Peak Management, Inc., Peak Investment Limited Partnership and Peter H. Kamin, have previously reported their holdings of the Company's Common Stock on Schedule 13G, which is permitted for institutional investors that certify passive investment intent with respect to such holdings. The holdings of the collective Peak entities are now reported on a Schedule 13D, dated November 30, 1998, which reflects their intention of engaging in discussions with the Company or other third parties about a possible sale or recapitalization of the Company or other change in control transaction in which they may participate. This filing indicates that Mr. Kamin has shared voting and dispositive power over all the shares of the Company's Common Stock reported as beneficially owned by the Peak entities in the preceding table.

(4) Matrix Asset Advisors, which had previously reported its holdings of the Company's Common Stock on Schedule 13G, which is permitted for institutional investors that certify passive investment intent with respect to such holdings. Matrix' holdings are now reported on a Schedule 13D, dated December 4, 1998, which reflects its intention to actively discuss with the Company, in the media and with other shareholders strategic alternatives for the Company, including a sale or other change in control transaction.

(5) Amendment No. 11 to the Schedule 13D, dated January 14, 1999, for Gabelli Funds, Inc. reflects beneficial ownership of the reported shares of Company Common Stock by Gabelli Funds, Inc., GAMCO Investors, Inc., Gabelli Associates, Ltd. and Mario J. Gabelli and indicates that Mr.
       Gabelli directly or indirectly controls, or acts as Chief Investment Officer for, these various entities.

(6) Includes shares subject to presently exercisable stock options and shares of restricted and unrestricted stock granted to non-employee directors as compensation for board duties under the 1996 Incentive Stock Plan, as more fully described under "Compensation of Directors."

(7) Includes shares subject to presently exercisable stock options and/or shares of restricted stock as more fully described in the "Summary Compensation Table" and table of "Fiscal Year-End Option Values".

(8) Includes shares held by executive officers in the Company's 401(k) Savings Plan and/or Employee Stock Purchase Plan. Employees, exclusive of the executive officers, held 24,606 shares of Common Stock in these plans on February 12, 1999. Each participant in the respective plans has the right to instruct the plans' trustee with respect to the voting of shares allocated to his or her account.

(9) Includes 1,500 shares held by Mr. Flohr's wife; 2,000 shares held by Mr. Flohr's wife as trustee; and 200 shares held as custodian.

(10) Includes 400 shares held by, or for the benefit of, a family member living in Mr. Johnston's household, as to which shares Mr. Johnston disclaims beneficial ownership.

Election of Directors

           The seven persons named below, each of whom currently serves as a director of the Company, will be nominated to serve as directors until the 2000 Annual Meeting or until their successors have been duly elected and have qualified. The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. If, for any reason, any of the persons named below should become unavailable to serve, an event which management does not anticipate, proxies will be voted for the remaining nominees and such other person or persons as the Board of Directors of the Company may designate.

                                   Director                   Principal Occupation During Past Five Years;
  Name (Age)                         Since                       Directorship in other Public Companies
  ----------                         -----                       --------------------------------------
Arnold H. Dreyfuss (70)              1992        From September 1996 through March 1998,  Chief  Executive  Officer of the  Company.  Also,  President  of Jupiter  Ocean and  Racquet
                                                 Club of Jupiter,  Florida;  formerly  (1982 until 1991),  Chairman
                                                 of  the  Board   and   Chief   Executive   Officer   of   Hamilton
                                                 Beach/Proctor-Silex,   Inc.,   a  small   appliance   manufacturer
                                                 headquartered  in Richmond,  Virginia;  director of Mentor  Growth
                                                 Trust, Inc.

Wilson H. Flohr, Jr. (52)            1992        Retired (in January  1999)  Executive  Vice  President and General
                                                 Manager of Paramount's  Kings  Dominion,  a regional  family theme park in Doswell, Virginia.

F. Claiborne Johnston, Jr. (56)      1992        Attorney-at-Law,  Partner  in the law  firm  of Mays &  Valentine,
                                                 L.L.P., Richmond, Virginia.

David B. Kewer (44)                  1997        Effective  March 1998,  President and Chief  Executive  Officer of
                                                 the  Company.  Previously,  beginning  March 1997,  President  and
                                                 Chief  Operating  Officer of the  Company.  Formerly  (1993  until
                                                 1997),  President of Willy Wonka Candy  Factory,  a subsidiary  of
                                                 Nestle USA,  Inc.  From 1988 through  1993,  various  senior level positions  at  Drumstick  Co.  which  was  acquired  by  Nestle in
                                                 1991.

Daniel J. Ludeman (41)               1997        Chairman and Chief Executive  Officer of Mentor  Investment Group,
                                                 LLC,  a  Richmond,   Virginia  based  asset  management   company;
                                                 director  of Mentor  Series  Trust,  Mentor  Institutional  Trust,
                                                 Mentor  Income Fund,  Mentor Cash  Resource  Trust and  American's
                                                 Utility Fund.

Judith B. McBee (51)                 1996        Senior   Vice    President,    Marketing   of   Hamilton    Beach/
                                                 Proctor-Silex,    Inc.,    a    small    appliance    manufacturer
                                                 headquartered   in  Richmond,   Virginia,   since   January  1997;
                                                 previously  Executive  Vice  President,  Marketing  (June  1994 to
                                                 December  1996)  and  Executive  Vice  President,  Sales/Marketing
                                                 (January 1990 to June 1994), Hamilton Beach/Proctor-Silex, Inc.

Robert C. Sledd (46)                 1998        Chairman of the Board (since  February  1995) and Chief  Executive
                                                 Officer  (since  1987)  of  Performance  Food  Group  Company,   a
                                                 foodservice  distributor  headquartered  in  Richmond,   Virginia;
                                                 director of SCP Pool Corporation.


Board and Committee Meetings and Attendance

           The Board of Directors held eleven meetings during the fiscal year ended December 31, 1998. All directors attended at least 90% of all meetings of the Board and committees on which they served.

           The Board has standing Executive, Compensation and Audit Committees. The Executive Committee has a wide range of powers, but its primary duty is to act if necessary between scheduled Board meetings. For such purpose, the Executive Committee possesses all the powers of the Board in management of the business and affairs of the Company except as otherwise limited by Virginia law. The Executive Committee did not meet during the fiscal year ended December 31, 1998. Members of the Executive Committee are Messrs. Dreyfuss (Chairman), Flohr, Johnston and Kewer and Ms. McBee.

           The Compensation Committee is responsible for setting and administering the policies and programs that govern both annual compensation for the Company's executive officers and employee stock ownership. During the fiscal year ended December 31, 1998, the Compensation Committee met three times. Members of the Compensation Committee are Messrs. Flohr (Chairman) and Sledd and Ms. McBee.


           The  Audit  Committee   recommends  the  appointment  of  a  firm  of
independent public accountants to audit the Company's financial statements, as well as reviews and approves the scope, purpose and type of audit services to be performed by the external auditors. The Audit Committee met two times during the fiscal year ended December 31, 1998. Members of the Audit Committee are Messrs. Ludeman (Chairman), Johnston, and Sledd.


Compensation Committee Interlocks and Insider Participation

           Members of the Compensation Committee are Messrs. Flohr (Chairman) and Sledd and Ms. McBee. No current member of the Compensation Committee is or has been an employee of the Company or has any relationship to the Company that is required to be disclosed pursuant to regulations of the Securities and Exchange Commission. Furthermore, none of the Company's executive officers serves on the board of directors of any company of which a Compensation Committee member is an employee.


Compensation of Directors

           Each director of the Company who is not also an executive officer of the Company receives (a) an annual retainer of $7,000; (b) a $500 fee for attendance at each Board Meeting; and (c) a $250 fee for attendance at each Committee Meeting. The Chairman of the Board, who no longer receives a salary for his duties beginning January 1, 1999, receives director's compensation at two times that paid to other non-employee directors. Beginning in 1998, directors may elect to receive payment of the annual retainer and meeting fees in Common Stock of the Company under the 1996 Incentive Stock Plan, as amended. Under the 1996 Incentive Stock Plan, outside directors also automatically receive a stock option grant for 200 shares and a restricted stock grant for 200 shares of the Company's Common Stock, each year, as part of their compensation for Board service. Each outside director is also reimbursed for usual and ordinary expenses of meeting attendance. A director who is also an executive officer of the Company receives no additional compensation for serving as a director.


Certain Relationships

           Mays & Valentine, L.L.P., a law firm of which F. Claiborne Johnston, Jr., a current director and nominee for director of the Company, is a partner, was retained to perform legal services for the Company and its subsidiaries during the last fiscal year. It is anticipated that the firm will continue to provide such services to the Company and its subsidiaries during the current fiscal year. The amounts paid by the Company were based upon an agreed-upon fee arrangement for services rendered, which the Company believes to be consistent with fees charged for similar services by other comparable firms.

           Daniel J. Ludeman, a current director and nominee for director of the Company, is the Chairman and Chief Executive Officer of Mentor Investment Group, of which Wheat First Butcher Singer, Inc. (Wheat) is the majority shareholder. First Union Corporation, the parent of Wheat, also wholly owns First Union National Bank (First Union) and Bowles Hollowell Connor & Company (BHC). First Union, Wheat and BHC have provided the Company with investment banking services and First Union provides the Company with long term financing. It is anticipated that First Union, Wheat and BHC will continue to provide such services to the Company based upon agreed-upon fee arrangements and interest rates which are consistent with amounts charged for similar services by other comparable firms.

Executive Compensation

           The following table lists all compensation paid or accrued by the Company for each person who served as the Chief Executive Officer at any time during the past fiscal year and the Company's four most highly paid executive officers, other than the Chief Executive Officer, whose total annual salary and bonus for the year ended December 31, 1998 exceeded $100,000. Messrs. Dreyfuss, Mishoe and Kangisser first became executive officers of the Company in 1996. Mr. Kewer was employed by the Company effective March 1, 1997 and became Chief
Executive Officer on March 1, 1998, succeeding Mr. Dreyfuss who had previously served as Chief Executive Officer since September 1996. Mr. Hettrich was employed by the Company in February 1998.

                                            Summary Compensation Table

                                        Annual Compensation                        Long Term Compensation
                                        -------------------                        ----------------------
                                                                                 Restricted      Securities
Name, Age and                                                  Other Annual         Stock        Underlying       All Other
Principal Position             Year   Salary        Bonus      Compensation (1)    Awards        Options(#)    Compensation (2)
------------------             ----   ------        -----      ----------------    ------        ----------    ----------------
Arnold H. Dreyfuss (70)        1998   $70,417        ----            ----           ----            7,500           $270
Chairman of the Board          1997   131,250        ----            ----           ----            7,500            315
                               1996    42,115        ----            ----         $41,125 (3)         200 (4)     11,647

David B. Kewer (44)            1998   213,333        ----         $23,042           ----           10,000          9,460
President and Chief            1997   166,667      $40,000 (5)    102,182         125,000 (6)      50,000            525
Executive Officer              1996     ----         ----           ----            ----            ----           ----

Kimberly P. Ferryman (42)      1998    99,100       3,000          10,312           ----            3,000          2,973
Vice President, Quality        1997    93,600        ----           9,815           ----           13,485          2,375
Assurance and Product          1996    87,500        ----           ----            ----           10,000          2,625
Development

Craig L. Hettrich (39)         1998   105,417       15,391         87,223           ----            3,000          ----
General Manager,               1997     ----         ----           ----            ----            ----           ----
Foodservice Division           1996     ----         ----           ----            ----            ----           ----

V. Stephen Kangisser (47)      1998   119,792       5,000           ----            ----            4,500          3,594
Vice President, Sales          1997   112,002        ----          52,558           ----            7,639          2,023
                               1996    67,286        ----          18,161           ----            2,000          ----

Thomas M. Mishoe, Jr. (46)     1998   134,833        ----          16,217           ----            4,500          2,680
Chief Financial Officer,       1997   127,500        ----           ----            ----            7,709          2,495
Vice President,                1996   104,154        ----          24,444           ----           12,000          ----
Secretary
and Treasurer


1) Of the total amounts reported as "Other Annual Compensation", the following amounts are attributable to relocation expenses incurred in connection with the respective officer's employment by the Company; Mr. Hettrich - $78,398 in 1998, Mr. Kangisser - $43,877 in 1997 and $16,563 in 1996, Mr. Kewer -
     $10,242 in 1998 and $92,182 in 1997,  and Mr. Mishoe - $19,912 in 1996. The
     remaining amounts relate primarily to automobile allowances.

2) Except for Mr. Dreyfuss whose 1996 amount reflects amounts earned as an outside director prior to his appointment as Chief Executive Officer, all amounts reflect the Company's matching contributions to the Company's 401(k) Savings Plan and Employee Stock Purchase Plan.

3) Reflects an automatic award of 200 shares made to Mr. Dreyfuss on May 2, 1996 as an outside director under the 1996 Incentive Stock Plan and an award of 2,500 shares made as of September 19, 1996, upon Mr. Dreyfuss' appointment as Chief Executive Officer. The May 2, 1996 award vests on May 2, 1999. The September 19, 1996 award vested in four installments, the first 1,000 shares vested six months from the grant date, the next three installments of 500 shares each vested when the market price (average of 20 consecutive trading days) of the Company's Common Stock reached $10.50, $12.00 and $13.00 per share.

4) Reflects options granted to Mr. Dreyfuss on May 2, 1996 as an outside director under the 1996 Incentive Stock Plan.

5) Reflects amounts paid to Mr. Kewer as incentive to join the Company as President and Chief Operating Officer.

6) Reflects an award of 10,000 shares made to Mr. Kewer upon his employment by the Company on March 1, 1997. The award vests in three installments, the first 2,500 shares vested on March 1, 1998; 2,500 additional shares vest on March 1, 1999 and the remaining 5,000 shares vest on March 1, 2000. During the period of restriction, Mr. Kewer has the right to vote the shares and to receive dividends on the shares of restricted stock as and when paid on the Company's Common Stock. At December 31, 1998, Mr. Kewer's restricted stock holdings had a value of $99,375.


           The following table sets forth information regarding option grants made during the year ended December 31, 1998 for each of the named executive officers.

                                        OPTIONS GRANTED IN LAST FISCAL YEAR


                       Number of   Percentage of                                 Potential Realizable Value at Assumed
                       Securities  Total Options  Exercise   Grant Date            Annual Rates of Stock Appreciation
                       Underlying   Granted to     Price      Market                      During Option Term (3)
                        Options    Employees in     Per       Price     Expiration       -----------------------
                        Granted        1998        Share    Per Share      Date              5%           10%
                        -------        ----        -----    ---------      ----              --           ---

Arnold H. Dreyfuss      7,500 (1)          9%      $13.375    $13.375     3/6/08          $63,075     $159,900

David B. Kewer         10,000 (2)         12%       13.375     13.375     3/6/08           84,100      213,200

Kimberly P. Ferryman                                13.375     13.375     3/6/08           25,320       63,960
                        3,000 (2)          4%
Craig L. Hettrich                                   13.375     13.375     3/6/08           25,230       63,960
                        3,000 (2)          4%
V. Stephen Kangisser    4,500 (2)          6%       13.375     13.375     3/6/08           37,845       95,940

Thomas M. Mishoe, Jr.   4,500 (2)          6%       13.375     13.375     3/6/08           37,845       95,940

(1) Grant was made under the 1996 Incentive Stock Plan and was immediately exercisable on the grant date.

(2) Grants were made under the Company's 1996 Incentive Stock Plan and become exercisable in increments of one-third of the shares subject to option on each of the first, second and third anniversaries of the March 6, 1998 grant date.

(3) The dollar amounts under the 5% and 10% columns are the result of calculations at assumed rates of stock price appreciation set by the Securities and Exchange Commission. The dollar amounts shown are not intended to forecast possible future price appreciation, if any, for the Company's Common Stock.


           The following table sets forth information regarding year-end option values at December 31, 1998 for each of the named executive officers.

                                         Fiscal Year-End Option Values (1)
                                             Number of Securities                       Value of Unexercised
                                            Underlying Unexercised                          In-the-Money
                                              Options at Year-End                     Options at Year-End (2)
                                              -------------------                     -----------------------
                                     Exercisable            Unexercisable          Exercisable       Unexercisable
                                     -----------            -------------          -----------       -------------

Arnold H. Dreyfuss                        15,200                      0                 $5,625                $0
David B. Kewer                            20,000                 40,000                 65,000            97,500
Kimberly P. Ferryman                       5,000                 21,485                      0            10,114
Craig L. Hettrich                              0                  3,000                      0                 0
V. Stephen Kangisser                           0                 12,139                      0             5,729
Thomas M. Mishoe, Jr.                      5,000                 17,209                      0             5,782

(1) The columns "Number of Shares Acquired on Exercise" and "Value Realized" have been omitted because no options were exercised by the named executive officers during the year ended December 31, 1998.

(2) The value included in this column is the difference between the market value of the Company's Common Stock of $13.25 on December 31, 1998 and the exercise price of the respective in-the-money options.


Retirement Benefits

           The following table sets forth information related to the annual benefits payable upon retirement under the Company's defined benefit pension plans to persons with the specified final average earnings and years of service as a salaried employee of the Company, assuming a continuation of service and 1998 compensation to age 65, retirement at age 65, and an annual accrual rate of 1.5% of average annual earnings, and without regard to the compensation limitations under Internal Revenue Code (IRC) 401(a)(17) or the benefit limitation of IRC 415. The benefits set forth in the following table are not subject to any deduction for social security or other offset amount.

                                                Pension Plan Table

                                                           Years of Service
                                                 Amount of Annual Retirement Benefit
         Average           -------------------------------------------------------------------------------
         Annual Earnings      15                20                25               30                 35
--------------------------------------------------------------------------------------------------------

         $125,000          $  28,125        $  37,500         $  46,875        $  56,250         $  65,625
         $150,000             33,750           45,000            56,250           67,500            78,750
         $175,000             39,375           52,500            65,625           78,750            91,875
         $200,000             45,000           60,000            75,000           90,000           105,000
         $225,000             50,625           67,500            84,375          101,250           118,125
         $250,000             56,250           75,000            93,750          112,500           131,250
         $300,000             67,500           90,000           112,500          135,000           157,500
         $400,000             90,000          120,000           150,000          180,000           210,000
         $450,000            101,250          135,000           168,750          202,500           236,250
         $500,000            112,500          150,000           187,500          225,000           262,500

"Average Annual Earnings" is an employee's highest five consecutive year average total cash compensation within the last 10 years (which is salary, incentive awards and the Savings Plan match as such amounts are shown under the respective salary, bonus and other compensation columns in the Summary Compensation Table.)

           The Company established two substantially identical pension plans in 1992, covering salaried employees age 21 or over with one year of service. Salaried employees who are not officers are covered by the tax-qualified plan and officers are covered by the non-qualified plan.

         Credited years of service for the named executive officers as of December 31, 1998 are Arnold H. Dreyfuss - 2.2; David B. Kewer - 1.8; Kimberly
P. Ferryman - 6.9; Craig L. Hettrich -.9; V. Stephen  Kangisser - 2.6 and Thomas
M. Mishoe, Jr. - 2.8.


Certain Agreements

           The Company entered into severance agreements with Messrs. Hettrich, Kangisser, Kewer and Mishoe and Ms. Ferryman upon their being named executive officers of the Company. The agreements provide that termination compensation will be paid if the executive's employment is terminated by the Company within three years after a change in control other than for cause (as defined in the agreements) or upon the death, permanent disability, or retirement of the executive if the executive voluntarily terminates his employment for "good reason" (as defined in the agreements). "Change in control" is defined generally to include (i) an acquisition of 20% of the Company's voting stock, (ii) certain changes in the composition of the Company's Board of Directors, (iii) shareholder approval of certain business combinations or asset sales in which the Company's historic shareholders hold less than 60% of the resulting or purchasing company or (iv) shareholder approval of the liquidation or dissolution of the Company. Termination compensation consists of a cash payment equal to approximately three times the average annual compensation paid to the executive for the three most recent taxable years of the Company ending prior to the change in control. In addition, the agreements provide for the continuation of certain medical, life and disability benefits. These agreements renew annually unless terminated by the Company by notice given 60 days prior to expiration of the current term.

Compensation Committee Report on 1998 Executive Compensation

           The Company's executive compensation and benefits program is administered by the Compensation Committee (the "Committee"), which is composed entirely of non-employee directors. The goal of the program is to attract, motivate, reward and retain the management talent required to achieve the Company's business objectives, at compensation levels which are equitable and competitive with those of comparable companies. This goal is furthered by the Committee's policy of linking compensation to individual and corporate performance and by encouraging significant stock ownership by senior management in order to align the financial interests of management with those of the shareholders.

           The three main components of the Company's executive compensation program are base salary, incentive awards under the Senior Management Incentive Plan as established annually by the Committee and equity participation in the form of stock options, restricted stock grants and eligibility to participate in the Company Stock Fund of the Company's 401(k) Savings Plan and Employee Stock Purchase Plan. Each year, the Committee reviews the total compensation package of each executive officer to ensure it meets the goals of the program. As a part of this review, the Committee considers corporate performance, compensation survey data, the advice of consultants and the recommendations of management.

Base Salaries

           Base salaries for executive officers are reviewed annually to determine whether adjustments may be necessary. Factors considered by the Committee in determining base salaries for executive officers include personal performance considering the respective executive's level of responsibility, the overall performance and profitability of the Company during the preceding year and the competitiveness of the executive's salary with the salaries of executives in comparable positions at companies of comparable size and operational characteristics. Each factor is weighed by the Committee in a subjective analysis of the appropriate level of compensation for that executive. For purposes of assessing the competitiveness of salaries, the Committee reviews compensation data from national surveys and selected groups as provided by William M. Mercer, Incorporated, the Company's compensation consultant. Such compensation data indicates that salary levels for the Company's executive officers approximate the market averages of executive positions of similar scope and responsibility.

           In March 1998, the Board of Directors appointed Mr. Kewer as the Company's Chief Executive Officer. In consideration of the increased duties to be assumed by Mr. Kewer, his salary was increased from $200,000 to $218,000 annually. Effective December 1998, Mr. Kewer's base salary was temporarily increased by $12,000 per month in view of the significant additional responsibilities undertaken by Mr. Kewer at the Board's request in connection with the Company's announced decision to explore, with the assistance of its financial advisor, strategic alternatives to enhance shareholder value. The annual base salary for Mr. Dreyfuss, who continued as Chairman of the Board, was reduced from $112,500 to $80,000 beginning March 1, 1998, to $60,000 beginning July 1, 1998 and to $40,000 beginning October 1, 1998 as management of the Company transitioned to Mr. Kewer. Mr. Dreyfuss receives no salary from the Company beginning January 1, 1999 but will receive "non-employee" director compensation at two times the amount paid to other non-employee directors, (additional details regarding the Compensation of Directors is provided on page 6 of this proxy).






Senior Management Incentive Plan

           The Company utilizes a Senior Management Incentive Plan under which executives may receive cash and stock incentive awards based upon corporate, divisional and individual performance. Target thresholds and anticipated awards are established annually by the Committee and ratified by the full Board. The plan provides for cash payment of awards under the plan.

           Mr. Hettrich received an incentive payment of $15,391 as a result of the achievement of divisional (Foodservice) performance. The remaining executive officers as a group, including those listed in the Summary Compensation Table, received incentive payments totaling $11,000 for 1998 based on individual performance. Corporate and other divisional incentive awards were not awarded for 1998 as financial results did not meet the target thresholds required under the 1998 Senior Management Incentive Plan.

Equity Participation

           At the time the Company became a public company in April, 1992, management held abnormally low ownership interests in the Company because of the prior controlling ownership by Reynolds Metals Company. From time to time since the Company's initial public offering, this issue has been raised as a concern by various shareholders. As a result, the Committee and the Board have continued to believe it is important to increase management's equity participation in the Company as a part of the Company's overall compensation policies to provide long-term financial rewards linked directly to the market performance of the Company's stock. The Committee believes that significant ownership of stock by senior management is the best way to align the interests of management and the shareholders, and the Company's stock incentive program is designed to further this objective. Awards with respect to the Chief Executive Officer are made by the Committee and awards for all the other executive officers are made by the Committee in consultation with the Chief Executive Officer.

           In March 1998, the Committee granted non-qualified stock options on 72,500 shares of Common Stock to executive officers and management employees. These awards were made at an exercise price of $13.375 per share (which equaled the closing price on the date of the grant) and are exercisable in increments of one third each of the shares subject to option on the first, second and third anniversaries of the March 6, 1998 award date.

           The Committee also granted non-qualified stock options on 7,500 shares to Mr. Dreyfuss. This award, also made on March 6, 1998, has an exercise price of $13.375 per share and became exercisable immediately upon grant. The accelerated rate of exercisability for this grant was made in consideration of the significant contributions made to the Company by Mr. Dreyfuss during his tenure as Chief Executive Officer.
           In addition to stock option and restricted stock grants, eligible executive officers and many of the Company's employees participate in the Company Stock Fund under the Company's 401(k) Savings Plan and Employee Stock Purchase Plan, thereby increasing, on a voluntary basis, their equity participation in the Company.

Section 162(m) Considerations

           The Committee has not given significant consideration to the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code which was enacted in 1993. Under this provision, beginning in 1994, a publicly held corporation is not permitted to deduct compensation in excess of $1 million per year paid to the chief executive officer or any one of the other named executive officers except to the extent the compensation was paid under compensation plans meeting certain tax code requirements. The Committee has noted that the Company does not currently face the loss of this deduction for compensation. The Committee nevertheless has determined that in reviewing the design of and administering the executive compensation program, the Committee will continue in the future to seek to preserve the Company's tax deductions for executive compensation unless this goal conflicts with the primary objectives of the Company's compensation program.


                                 1998 Compensation Committee

                                 Wilson H. Flohr, Jr., Chairman
                                 Judith B. McBee
                                 Robert C. Sledd

Performance Graph

           Securities and Exchange Commission regulations require the Company to include in its proxy statement the following Performance Graph. As required by the regulations, the Graph shows the percentage change in the total return on the Company's Common Stock during the five-year period ended December 31, 1998. The Company's Common Stock price ranged from a low of $7.125 to a high of $22.00 between January 1, 1994 and December 31, 1998. The closing price for the stock on December 31, 1998 was $13.25.

           The Performance Graph assumes $100 was invested on January 1, 1994 in the Company, the NASDAQ Stock Market Index, and an industry index for the ice cream and frozen dessert business ("Industry Index") and shows the total return on such investments, assuming reinvestment of dividends, as of December 31, 1998. The Industry Index includes companies in SIC Code 2024 (ice cream and frozen desserts). In addition to the Company, the Industry Index currently includes: Ben & Jerry's Homemade, Inc., Dreyer's Grand Ice Cream, International Yogurt Company, Suiza Foods Corporation, TCBY Enterprises, Inc. and Tofutti Brands, Inc.

                                        Comparison of Cumulative Total Return

                             Among Eskimo Pie Corporation Common Stock, an Industry Index
                                              and the Nasdaq Market Index

                                                                     Cumulative Return as of
                                                   12/31/93   12/31/94   12/31/95   12/31/96   12/31/97   12/31/98
Eskimo Pie Corporation                               100.00     106.01     104.32      64.45      67.73      79.43
Ice Cream and Frozen Desserts Industry               100.00     106.10     123.09     105.67     211.62     176.90
NASAQ Market Index                                   100.00     104.99     136.18     169.23     207.00     201.96

Section 16(a) Beneficial Ownership Reporting Compliance

           Based on a review of reports of changes in beneficial ownership of the Company's Common Stock and written representations furnished to the Company, the Company believes that its officers and directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 during 1998.


Ratification of the Selection of Independent Auditors

           Ernst & Young LLP has been selected as independent auditors for the Company for the fiscal year ending December 31, 1999, subject to ratification by the shareholders.

           If not otherwise specified, proxies will be voted in favor of ratification of the appointment. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Shareholder Proposals for 2000 Annual Meeting

           The 2000 Annual Meeting of Shareholders is expected to be held on May 3, 2000. Under applicable law, the Board of Directors need not include an otherwise appropriate shareholder proposal in its proxy statement or form of proxy for that meeting unless the proposal is received by the Secretary of the Company at the Company's principal place of business on or before November 26, 1999. In addition, the Company's Bylaws prescribe certain procedures which must be followed, including certain advance notice requirements, in order for a proposal to be properly before a shareholder meeting; such a shareholder notice of intent to bring a proposal before an annual meeting of shareholders must be delivered to the Company generally not later than 30 days prior to the anniversary date of the notice sent by the Company in connection with the previous year's annual meeting. Any shareholder desiring a copy of the Bylaws will be furnished one without charge upon written request to the Secretary.

Other Matters

           As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matter properly comes before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

Annual Report on Form 10-K

           A copy of the Company's annual report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 1998 can be obtained without charge by writing to the Corporate Secretary at 901 Moorefield Park Drive, Richmond, Virginia 23236. The Form 10-K may also be accessed by viewing the Company's home page on the worldwide web at www.eskimopie.com.


                                   By Order of the Board of Directors,

                                   /s/ Thomas M. Mishoe, Jr.

                                   Thomas M. Mishoe, Jr.
                                   Chief Financial Officer, Vice President,
                                   Treasurer and Corporate Secretary

                            - FOLD AND DETACH HERE -




                             ESKIMO PIE CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints David B. Kewer, Thomas M. Mishoe, Jr. and
F. Clairborne Johnson, Jr. jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote, as designated below and upon any and all other matters which may properly be brought before such meeting, all shares of Common stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Eskimo Pie Corporation to be held on May 12, 1999, or any adjournment thereof.

1. Election of Directors to serve until 2000 Annual Meeting of Shareholders

     [ ] FOR all nominees listed                  [ ] WITHHOLD AUTHORITY to vote
     (except as written on the line below)         for all nominees listed below

Nominees: Arnold H. Dreyfuss, Wilson H. Flohr, Jr., F. Claiborne Johnson, Jr.,
     David B. Kewer, Daniel J. Ludeman, Judith B. McBee and Robert C. Sledd

(INSTRUCTION: To withhold authority to vote for any individual nominee listed above, write that nominees's name on the space provided below.)

--------------------------------------------------------------------------------
2. Ratification of the designation of Ernst & Young LLP as independent auditors for the Corporation and its subsidiaries for the current fiscal year.

     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

                            - FOLD AND DETACH HERE -


     Unless otherwise specified in the squares provided, the undersigned's vote will be cast for items 1 and 2. If, at or before the time of the meeting, any of the nominees listed above has become unavailable for any reason, the proxies have the descretion to vote for a substitute nominee or nominees. This proxy may be revoked at any time prior to its exercise.


                                                   ----------------------------
                                                             Signature



                                                   ----------------------------
                                                             Signature



                                                   Dated:             , 1999
                                                   (In signing as Attorney,
                                                   Administrator, Executor,
                                                   Guardian or Trustee, please
                                                   add your title as such.)